Exhibit 10.1

Execution Version

PROMISSORY NOTE

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED BELOW), AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED PURSUANT TO THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE, IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 20, TO THE PRIOR PAYMENT IN FULL OF THE SENIOR OBLIGATIONS (AS DEFINED BELOW) (INCLUDING INTEREST) OWED BY THE ISSUER (AS DEFINED BELOW) PURSUANT TO THE DOCUMENTS EVIDENCING SUCH SENIOR OBLIGATIONS; AND THE NOTEHOLDER (AS DEFINED BELOW) (AND ANY ASSIGNEE OF THE NOTEHOLDER) IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF SECTION 20.

April 1, 2024	$60,000,000

ZEB BUYER, LLC, a Delaware limited liability company (the “Issuer”), hereby promises to pay, when and as set forth herein, to the order of ZIMVIE INC., a Delaware corporation (the “Noteholder”), the principal amount of $60,000,000, as such amount may be increased or decreased in accordance with the terms of this Note (the “Principal Amount”), together with interest thereon calculated in accordance with the provisions of this Note.

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of that certain Equity Purchase Agreement, dated as of December 15, 2023 (the “Purchase Agreement”), by and among the Issuer, the Noteholder and ZIMMER BIOMET SPINE, LLC, a Delaware limited liability company (formerly ZIMMER BIOMET SPINE, INC., a Delaware corporation).

1. Definitions. The following terms used herein shall have the following meanings:

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended.

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Change of Control” shall mean any of the following (each capitalized term used in this definition but not otherwise defined herein having the meaning ascribed to such term in the Credit Agreement as in effect on the date hereof):

(a) the Permitted Holder shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, directly or indirectly, of more than 50% on a fully diluted basis of the aggregate outstanding voting power of the Equity Interests of the Parent,

(b) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of the Issuer and each other Loan Party (other than in connection with any transaction permitted pursuant to Section 7.2(c)(i) of the Credit Agreement), free and clear of all Liens (other than Permitted Liens),

(c) at any time the Permitted Holder ceases to have the power, directly or indirectly, to appoint, or ceases to have appointed or caused the appointment of a majority of the individuals who compose the Board of Directors of the Parent, the Issuer or the other Borrowers, or

(d) (i) the Parent consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person (other than the grant of a Lien in and to its assets pursuant to the Loan Documents), or (ii) any entity consolidates with or merges into the Parent, which in either event (i) or (ii) is pursuant to a transaction in which the outstanding voting Equity Interests of the Parent are reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the Permitted Holder has beneficial ownership, directly or indirectly, in the aggregate of more than 50% of the aggregate voting power of all Equity Interests of the resulting, surviving or transferee entity.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Credit Agreement” shall mean that certain Financing Agreement dated as of April 1, 2024 by and among the Issuer, as initial borrower, the Parent, each other borrower and guarantor from time to time party thereto, the lenders from time to time party thereto and Cerberus Business Finance Agency, LLC, as collateral agent and administrative agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (to the extent such amendment, restatement, amendment and restatement, supplement or other modification is permitted under Section 5(a)).

“Credit Party” and “Credit Parties” shall have the meanings assigned to such terms in Section 20.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default Rate” shall mean a rate that is two percent (2.00%) per annum in excess of the interest rate otherwise payable under this Note.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Enforceability Limitations” shall mean, collectively, applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Event of Default” shall have the meaning assigned to such term in Section 6(a).

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, tribunal, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Indebtedness” of any Person shall mean all obligations of such Person for borrowed money.

“Insolvency Proceeding” shall mean, with respect to any Person, (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, reorganization or other relief in respect of such Person or its debts, or of a substantial part of its assets, under any Debtor Relief Laws or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (b) such Person shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this definition; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; or (v) make a general assignment for the benefit of creditors.

“Interest Payment Date” shall have the meaning assigned to such term in Section 2.

“Issuer” shall have the meaning assigned to such term in the preamble hereto.

“Mandatory Prepayment Event” shall mean the Bone Healing Business Disposition (as defined in the Senior Debt Documents).

“Material Subsidiary” shall mean any Subsidiary other than any Immaterial Subsidiary (as defined in the Senior Debt Documents).

“Maturity Date” shall have the meaning assigned to such term in Section 3(a).

“Noteholder” shall have the meaning assigned to such term in the preamble hereto.

“Parent” shall mean ZEB Intermediate, LLC, a Delaware limited liability company.

“Paid in Full” or “Payment in Full” shall mean the payment in full in cash (unless otherwise agreed to by the holders of the applicable Senior Obligations) and satisfaction of all Senior Obligations (other than (a) obligations with respect to outstanding letters of credit, to the extent such obligations have been cash collateralized in the manner required under the Credit Agreement, the Replacement Credit Agreement or other definitive documentation relating thereto, as applicable, (b) obligations with respect to Hedging Agreements (as defined in the Credit Agreement or any comparable term in any Replacement Credit Agreement, as applicable) or treasury management services and (c) contingent obligations regarding indemnification, expense reimbursement or yield protection) and termination of all commitments to lend under the definitive documentation relating thereto.

“Permitted Enforcement Actions” shall mean the following: (a) any action to prevent the Noteholder’s claims under this Note or with respect to the obligations evidenced by this Note from being time-barred in an Insolvency Proceeding (including, without limitation, voting claims or filing proofs of claim) or otherwise barred by the applicable statute of limitations; (b) any issuance of reservation of rights notices, default notices and other similar notices; (c) the filing of any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Noteholder; (d) actions to seek and obtain specific performance or injunctive relief (in each case, not involving any payment of money) to compel the Issuer to comply with (or not violate or breach) any obligations (excluding the payment of money) under this Note; and (e) any actions that are not prohibited by Section 20 that are reasonably necessary in any Insolvency Proceeding to establish and preserve the Noteholder’s claims in respect of this Note.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Principal Amount” shall have the meaning assigned to such term in the preamble hereto.

“Purchase Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Replacement Credit Agreement” shall mean any credit agreement that refinances or otherwise replaces the Credit Agreement and that, following such refinancing or other replacement, constitutes the principal credit agreement of the Issuer and its Subsidiaries, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Senior Creditors” shall mean the holders of the Senior Obligations.

“Senior Debt Agent” shall mean the “Administrative Agent” under, and as defined in, the Credit Agreement (or the comparable term in any Replacement Credit Agreement).

“Senior Debt Documents” shall mean, collectively, the “Loan Documents” as defined in the Credit Agreement (or the comparable term in any Replacement Credit Agreement).

“Senior Obligations” shall mean, collectively, the “Obligations” under, and as defined in, the Credit Agreement (or the comparable term in any Replacement Credit Agreement), and including, in any event, principal of, and interest and premium (if any) on, indebtedness of, and all fees, costs, expenses, indemnities and all other obligations of and amounts payable by, the Credit Parties under or in respect of the Senior Debt Documents from time to time, whether or not outstanding or hereafter created, incurred, assumed or guaranteed (including, without limitation, any interest, fees and other amounts accruing thereon after the commencement of any Insolvency Proceeding, without regard to whether or not such interest, fees or other amounts are allowed or allowable claims).

“Senior Parties” shall have the meaning assigned to such term in Section 20.

“Subordinated Debt” shall mean all obligations, liabilities and Indebtedness of every nature of the Issuer and any other Credit Party from time to time owed to Noteholder pursuant to this Note, whether now existing or hereafter created, including, without limitation, the principal amount of all debts, indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of an Insolvency Proceeding under the Bankruptcy Code together with any amendments, modifications, renewals or extensions thereof.

“Subordinated Party” shall have the meaning assigned to such term in Section 20.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified herein, the term Subsidiary shall refer to any Subsidiary of the Issuer.

2. Interest. Subject to Section 20, from and including the date hereof to but excluding the Maturity Date, interest shall accrue on the unpaid Principal Amount outstanding from time to time at a rate equal to 10.00% per annum and, subject to the next succeeding sentence, shall be payable in Dollars in arrears on June 30 and December 31 of each year, commencing on June 30, 2024, or if any such day is not a Business Day, on the immediately prior Business Day (each, an “Interest Payment Date”). All interest accrued and payable on any Interest Payment Date shall be paid “in kind” by adding the amount thereof that is due, on the applicable Interest Payment Date, to the then outstanding Principal Amount (any such interest, “PIK Interest”), whereupon such interest shall become part of the outstanding Principal Amount (and the outstanding Principal Amount shall increase by the amount of such interest) for all purposes hereof and the obligation of the Issuer to pay such interest shall be satisfied. Subject to Section 20, accrued and unpaid interest on the outstanding Principal Amount shall also be payable in cash on any date on which the Principal Amount is prepaid or repaid in whole or in part, whether by acceleration or otherwise, and on the Maturity Date, in each case, on the amount so prepaid or repaid. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

3. Principal.

(a)  Maturity Date. Subject to Section 20, the Issuer shall pay to the Noteholder on the earlier to occur of (i) October 1, 2029 and (ii) the occurrence of a Change of Control (the “Maturity Date”), the entire Principal Amount then outstanding, together with all accrued and unpaid interest (including PIK Interest) thereon.

(b)  Optional Prepayments. Subject to Section 20, the Issuer may, at its option, at any time and from time to time on any Business Day, prepay, without premium or penalty, all or any part of the outstanding Principal Amount (including PIK Interest that has been capitalized and added to the Principal Amount pursuant to the terms hereof) by paying to the Noteholder an amount equal to the Principal Amount to be so prepaid, together with all accrued but unpaid interest on the amount so prepaid up to but excluding the prepayment date.

(c) Mandatory Prepayments. Subject to Section 20, upon the occurrence of the Mandatory Prepayment Event, the Issuer shall promptly prepay any outstanding Principal Amount by an amount equal to (i) if at the time of the Mandatory Prepayment Event, any Senior Obligations are then outstanding, the amount of the ZimVie Seller Note Prepayment (as defined in the Senior Debt Documents); provided, that (A) each of the conditions set forth in the definition of Permitted Bone Healing Business Disposition (as defined in the Senior Debt Documents) (other than the satisfaction of the condition set forth in clause (e) of the definition thereof) shall have been satisfied at the time of the making of such ZimVie Seller Note Prepayment and (B) such prepayment shall only be made with the Net Cash Proceeds (as defined in the Senior Debt Documents) of the Bone Healing Business Disposition, and (ii) if at the time of the Mandatory Prepayment Event, no Senior Obligations are then outstanding, the net cash proceeds of the Bone Healing Business Disposition (up to the then outstanding Principal Amount). Prepayments made under this clause (c) shall be without any premium or penalty and shall be made together with all accrued but unpaid interest on the amount so prepaid up to but excluding the prepayment date.

4. Manner and Time of Payments Generally. All payments by the Issuer of the Principal Amount and interest on the Principal Amount shall be made to the Noteholder in Dollars in immediately available funds (or, in the case of interest paid in kind, in kind as set forth above), without defense, setoff or counterclaim, free of any restriction or condition on the date due. All such payments in immediately available funds shall be made to such bank account of the Noteholder located in the United States of America as shall have been specified by the Noteholder to the Issuer in writing from time to time; provided that if the Noteholder fails to designate such a bank account in writing at least two Business Days in advance of any date for payment hereunder, such payment may be made by certified check and delivered to the address of the Noteholder specified in Section 18. If at any time insufficient funds are received by the Noteholder to pay fully all amounts of principal and interest hereunder then due, such funds shall be applied in the following order: first, to the payment of interest on the Principal Amount then due and payable and second, to outstanding unpaid Principal Amount.

5. Covenants. So long as any Principal Amount under this Note remains outstanding:

(a) Consent Rights. The Issuer shall not, and shall procure that its Subsidiaries do not, without the express prior written approval of the Noteholder, either directly or indirectly, (i) make any fundamental change to the business of the Issuer and its Subsidiaries, taken as a whole, as conducted as of the Closing Date (as defined in the Purchase Agreement), (ii) consummate any Bone Healing Business Disposition (as defined in the Senior Debt Documents) that does not qualify as a Permitted Bone Healing Business Disposition (as defined in the Senior Debt Documents) or (iii) amend or modify Section 2.5(c)(iii) (solely in respect of the last sentence of such section) or Section 7.2(l)(ii) of the Credit Agreement or the definitions of the terms “Net Cash Proceeds”, “Bone Healing Business”, “Bone Healing Business Disposition,” “Permitted Bone Healing Business Disposition”, “ZimVie Seller Note Prepayment”, “Immaterial Subsidiary” or “Restricted Payments” in the Credit Agreement (or any comparable provision of or defined term in any Replacement Credit Agreement) and/or amend or otherwise modify the Credit Agreement (and/or include in, or amend or otherwise modify, the Replacement Credit Agreement) to include any additional, or modify any existing, covenant or other provision that would modify (or would have the effect of modifying) such Sections of the Credit Agreement or such defined terms (or any comparable provision of or defined term in any Replacement Credit Agreement), in each case in a manner that is adverse to the Noteholder; provided, however, that the effect of this clause (iii), solely as it applies to Section 2.5(c)(iii) of the Credit Agreement or the definition of the term “Net Cash Proceeds” in the Credit Agreement (or any comparable provision of or defined term in any Replacement Credit Agreement), shall be limited to such Sections as they relate to the Bone Healing Business Disposition and the Permitted Bone Healing Business Disposition; and

(b) Restricted Payments. The Issuer shall not, and shall procure that its Subsidiaries do not, make any Restricted Payments (such term, and each other capitalized term used in this Section 5(b) that is not otherwise defined, shall have the meaning assigned to such term in the Credit Agreement or the comparable term in any Replacement Credit Agreement, as applicable), except:

(i) (x) so long as (i) no Event of Default under Section 9.1(a), (f) or (g) of the Credit Agreement or the substantially similar provision in any Replacement Credit Agreement, as applicable, has occurred and is continuing or would immediately result therefrom and (ii) Availability immediately after giving effect to the proposed payment would not be less than $1,200,000, the Loan Parties may pay Permitted Management Fees in cash, in accordance with the Management Agreement; provided that payments of the Permitted Management Fees shall not in the aggregate exceed during any Fiscal Year $2,400,000, and (y) the Loan Parties may pay out-of-pocket expenses and indemnification payments pursuant to the Management Agreement; provided that to the extent that any amounts permitted to be paid pursuant to clause (x) are voluntarily deferred or may not be paid as a result of the failure to satisfy the conditions herein, such fees shall accrue and may be payable when the conditions herein are satisfied;

(ii) any Loan Party may repurchase or redeem (or make distributions to Parent to permit Parent or any direct or indirect parent of Parent to repurchase or redeem) Equity Interests issued to employees of the Parent or any of its Subsidiaries (x) in an aggregate amount not to exceed $1,200,000 per year, so long as no Default or Event of Default has occurred and is continuing or would immediately result therefrom and so long as Liquidity both before and immediately after giving effect thereto is not less than $8,000,000 and (y) by issuing indebtedness pursuant to clause (m) of the definition of Permitted Indebtedness, in each case, pursuant to any employee stock ownership plan or otherwise upon approval by the board of directors (or similar governing body) of Parent upon the termination, retirement or death of any such employee in accordance with the provisions of such plan or approval;

(iii) each Loan Party may make payments, distributions, dividends or advances to the Parent to enable the Parent or any direct or indirect parent of Parent to make payments, distributions, dividends or advances expressly permitted by this Section 5(b);

(iv) each Borrower may pay dividends or make distributions to the Parent (and Parent may thereafter pay dividends or make distributions to its parent) to enable the Parent to pay customary expenses arising in the ordinary course of such Person’s business solely as a result of its maintenance of its existence, ownership and operation of the Borrowers and their Subsidiaries and out-of-pocket expenses related to its compliance with or actions which are expressly permitted under the terms of the Credit Agreement, any Replacement Credit Agreement and the other Senior Debt Documents, including, without limitation, the payment of director fees, indemnities and expenses;

(v) any Subsidiary of a Borrower may pay dividends or distributions to a Borrower; provided that such Borrower is the Issuer or a direct or indirect Subsidiary of the Issuer;

(vi) the Parent may pay dividends in the form of Qualified Equity Interests;

(vii) a Borrower may make Permitted Tax Distributions;

(viii) any non-wholly owned Subsidiaries of the Parent may make pro rata distributions to its equityholders; and

(ix) so long the Borrowers have Liquidity in an aggregate amount not less than $25,000,000 after giving effect to the Transactions, the Loan Parties may make the Equity Contribution Distribution no later than thirty (30) days after the Effective Date.

6. Events of Default; Remedies.

(a)  Events of Default. The term “Event of Default” as used herein shall mean that any of the following shall have occurred:

(i) the Issuer fails to pay when due and payable (on the Maturity Date or upon redemption, acceleration or otherwise) (A) the Principal Amount and (B) any interest payment or any other amount due on this Note and such failure shall continue unremedied for five (5) Business Days; or

(ii) the Issuer fails to observe or comply with (A) any material provision of this Note (except with respect to matters referred to in Section 6(a)(i) or Section 6(a)(ii)(B)) and the same is not cured within thirty (30) days after the earlier of (x) the Issuer becoming aware of such failure and (y) the Issuer receiving written notice of such failure from the Noteholder in accordance with Section 18 or (B) Section 5; or

(iii) the Issuer or any Material Subsidiary becomes subject to any Insolvency Proceeding; or

(iv) any Event of Default (as defined in the Credit Agreement or any similar term in any Replacement Credit Agreement, as applicable) shall occur under the Credit Agreement or any Replacement Credit Agreement, as applicable, and, as a result thereof, the lenders thereunder or the applicable agent or other representative on their behalf shall have accelerated the maturity of the Indebtedness outstanding thereunder, terminated the commitments to extend credit thereunder and/or commenced the exercise of remedies thereunder; or

(v) any representation or warranty made by the Issuer in Section 19 is incorrect in any material respect on the date as of which such representation or warranty is made; or

(vi) any provision of this Note shall fail to be valid and binding on, or enforceable against, the Issuer in a manner that would or would reasonably be expected to materially adversely impact the rights and remedies of the Noteholder hereunder, in each case, subject to the Enforceability Limitations.

(b) Remedies. Subject to Section 20, upon and at any time after the occurrence and during the continuance of any Event of Default, the Noteholder may declare, by providing written notice to the Issuer in accordance with Section 18, all or any portion of the outstanding Principal Amount or accrued but unpaid interest thereon to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Issuer; provided that, notwithstanding anything herein to the contrary, the entire outstanding Principal Amount and all accrued but unpaid interest thereon will become automatically due and payable immediately, without any notice to the Issuer, upon the occurrence of an Event of Default described in clause (iii) of Section 6(a). Subject to Section 20 upon and at any time after the occurrence and during the continuance of any Event of Default, the Noteholder shall be entitled to exercise any other rights, remedies, powers and privileges which it may have under this Note and/or pursuant to any applicable law. The Issuer agrees that upon and at any time after the occurrence and during the continuance of any Event of Default pursuant to Section 6(a)(i), subject to Section 20, such overdue amount shall, after the receipt of written notice from the Noteholder to the Issuer in accordance with Section 18, commence to bear interest at the Default Rate.

7. Amendment or Waiver.

(a)  Amendment or Waiver. Subject to Section 20, no change, modification or amendment of this Note shall be valid or binding unless such change, modification or amendment shall be in writing and shall have been consented to by each of the parties hereto in writing. Notwithstanding the foregoing, the Issuer and the Noteholder specifically acknowledge and agree that the first sentence of Section 9, Section 20 and Section 23 (and any definition or provision of this Note to the extent any amendment or waiver of such definition or provision would modify the first sentence of Section 9, Section 20 or Section 23) and this sentence may not be waived, amended or otherwise modified without the prior written consent of the Senior Parties.

(b)  Severability. If any provision of this Note, or the application of such provision to any Person or circumstance, shall be held invalid under any applicable law of any jurisdiction, the remainder of this Note or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. Also, if any provision of this Note is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

8. Governing Law; Jurisdiction; Venue; Consent to Service of Process.

(a) Governing Law. This Note and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to any choice or conflict of law provision or rule or any borrowing statute (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Consent to Jurisdiction. Each party hereto irrevocably and unconditionally submits for itself and its property to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County and the court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, any provision hereof or the transactions contemplated hereby, or for recognition or enforcement of any judgment in respect thereof.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 18. Nothing in this Note will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, and agrees not to assert, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 8(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Noteholder and each of its successors and permitted assigns; provided that any assignment or other transfer by the Noteholder shall only become effective upon the execution and delivery by such assignee or successor of a joinder or joinders, in form and substance reasonably satisfactory to the Issuer and the Senior Debt Agent, to Section 20. Notwithstanding any other provision of this Note or any other agreement to the contrary, (a) the Issuer may not assign or otherwise transfer its obligations under this Note without the prior written consent of the Noteholder (and any such assignment or other transfer in the absence of such consent shall be null and void), and (b) no assignment or other transfer of the rights or obligations of the Noteholder under this Note, in whole or in part, including the assignment or other transfer of any entitlement to any Principal Amount or any interest under this Note, shall be permitted without the prior written consent of the Issuer, which consent shall not be unreasonably withheld (and any such assignment or other transfer in the absence of such consent shall be null and void); provided, however, that no such consent shall be required for the assignment of all of the Noteholder’s rights and obligations under this Note to an acquiror of all or substantially all of the equity interests or remain assets of the Noteholder, whether by merger, consolidation, sale or otherwise.

10. Headings. The section headings in this Note are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

11. Other Terms. Whenever in this Note the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Note, the following words or phrases shall have the meanings indicated: (a) “or” means “and/or”;(b) “day” means a calendar day;(c) “include”, “including” or their derivatives means “including without limitation”; and (d) “laws” means statutes, regulations, rules, judicial orders, and other legal pronouncements having the effect of law.

12. Waiver of Presentment, Demand and Dishonor. The Issuer hereby waives, to the fullest extent permitted by applicable law, presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations of the Issuer hereunder and any and all extensions, renewals, and modifications hereof.

13. Taxes; Transfers.

(a) The Noteholder shall provide on or prior to the date hereof (and from time to time thereafter upon the reasonable request of the Issuer) a properly completed and duly executed IRS Form W-9 certifying that the Noteholder is not subject to U.S. Federal backup withholding. The Noteholder agrees that if any form it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer in writing of its legal inability to do so.

(b)  Any and all payments by or on account of any obligation of the Issuer under this Note shall be made without deduction or withholding for any Taxes (as defined in the Purchase Agreement), except as required by applicable laws. If the Issuer shall be required by any applicable laws to withhold or deduct any Taxes from any payment hereunder, then, to the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Note as having been paid to the Noteholder; provided, however, that, unless otherwise required by a change in applicable law that occurs after the date of this Note, the parties agree that no withholding is required with respect to the amounts payable or otherwise deliverable pursuant to this Note if the Noteholder delivers to the Issuer a properly completed and duly executed IRS Form W-9 certifying that the Noteholder is not subject to U.S. federal backup withholding.

(c) The Issuer shall maintain or shall cause to be maintained a record of the Noteholder under this Note indicating the entitlement of the Noteholder to the Principal Amount and the applicable interest under this Note.

(d) The parties hereto agree (i) to treat this Note as indebtedness for all U.S. tax purposes and (ii) to treat this Note as not a “contingent payment debt instrument” within the meaning of Treasury Regulations Section 1.1275-4 for all U.S. tax purposes and to treat the optional prepayment right pursuant to Section 3(b) as not exercised as of the issue date under Treasury Regulations Section 1.1272-1(c)(5).

14. Business Days and Payments. If any payment is due on a day which is not a Business Day, the payment shall be due and payable on the Business Day immediately following such non-Business Day. The obligations of the Issuer hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, it being understood, however, that nothing in this sentence shall affect the payment of interest hereunder in kind as set forth above.

15. Usury Laws. It is the intention of each party hereto to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. The aggregate of all interest (whether designated as interest or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the balance of the Principal Amount remaining outstanding from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, at the option of the Noteholder, shall be rebated by the Noteholder to the Issuer or credited in satisfaction of the Principal Amount, or if this Note has been repaid, then such excess shall be rebated by the Noteholder to the Issuer.

16. Counterparts; Electronic Mail Execution. This Note may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each party and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Note by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Note. The failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Note.

17. Set Off. All payments hereunder shall be made without setoff, recoupment or counterclaim of any kind.

18. Notices. All notices, requests, claims, demands and other communications under this Note shall be in writing and shall be delivered by hand, sent by email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or email (provided that if such email is not sent during normal business hours, such notice or communication shall be deemed to be effective on the next Business Day), or if mailed, three (3) calendar days after mailing (or one (1) Business Day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

(i)	if to the Noteholder, to it at the following address:

ZimVie Inc.

Legal Department

4555 Riverside Drive

Palm Beach Gardens, Florida 33410

Attention: Heather Kidwell

Email: heather.kidwell@zimvie.com

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

World Wide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Robert I. Townsend III, Esq.; Matthew G. Jones, Esq.

Email: rtownsend@cravath.com; mjones@cravath.com

(ii)	if to the Issuer, to it at the following address:

ZEB Buyer, LLC

c/o H.I.G. Capital, LLC

1450 Brickell Avenue

31st Floor

Miami, Florida 33131

Attention: Michael Gallagher

Email: mgallagher@higcapital.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

333 Avenue of the Americas, Suite 4500

Miami, Florida 33131

Attention: Harris Siskind; Alex Clavero; Taylor Berman; Griffin Doty

Email: hsiskind@mwe.com; aclavero@mwe.com; tberman@mwe.com;

gdoty@mwe.com

Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the other party hereto.

19. Representations and Warranties. The Issuer hereby represents and warrants to the Noteholder on the date hereof that:

(a) The Issuer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(b) The Issuer has all requisite limited liability company or other organizational power and authority to execute and deliver this Note and to perform its obligations under this Note.

(c) The execution, delivery and performance of this Note by the Issuer has been duly authorized and approved by all necessary limited liability company or other necessary organizational action in accordance with applicable law and no other action on the part of the Issuer is necessary to authorize the execution, delivery and performance of this Note.

(d) This Note has been duly executed and delivered by the Issuer and constitutes a valid and binding obligation of the Issuer, subject to the Enforceability Limitations.

20. Subordination. All amounts (including all principal, interest, premiums, fees, costs, expenses, indemnities, reimbursements and other payments and amounts), whether regularly scheduled or otherwise, payable by the Issuer or any of its Subsidiaries or affiliates (each, a “Credit Party” and collectively, the “Credit Parties”) (whether as principal obligor or guarantor) to Noteholder (in such capacity with respect to this Section 20, the “Subordinated Party”) under or with respect to the Subordinated Debt, whether now outstanding or hereafter arising, are and shall be subordinate and junior in right of payment to the prior Payment in Full of the Senior Obligations, to the extent and in the manner set forth herein. Each Senior Creditor (together with the Senior Debt Agent, the “Senior Parties”), shall be deemed to have acquired Senior Obligations in reliance upon the provisions contained herein. For the avoidance of doubt, the Issuer and the Noteholder acknowledge and agree that this Note and all obligations, liabilities and indebtedness evidenced hereby and/or incurred by the Issuer hereunder are not secured by any collateral and represent general unsecured obligations of the Issuer.

(a)	Payment Provisions.

(i)

Any provision contained in this Note to the contrary notwithstanding, and in addition to any other limitations set forth herein or in any of the Senior Debt Documents, no payment or prepayment of principal, interest or any other amount, whether or not due, with respect to the Subordinated Debt shall be made or received or retained (whether in cash or other property or by set-off or in any other manner (including, without limitation, from or by way of any collateral or redemption or sale)), and the Subordinated Parties shall not exercise any right of set-off or recoupment with respect to the Subordinated Debt, until all Senior Obligations shall have been Paid in Full, other than (A) payments made on or after the Maturity Date, (B) interest compounding semi-annually and paid in kind by adding the PIK Interest to the principal amount then outstanding under this Note as described in Section 2 (as in effect on the date hereof), (C) payments made pursuant to Section 3(c) in connection with any Mandatory Prepayment Event, (D) payments of expenses pursuant to Section 21 solely to the extent permitted under the Senior Debt Documents and (E) other payments otherwise permitted under the Senior Debt Documents.

(ii)

In the event the Issuer or any other Credit Party does not make any payment otherwise required to be made by it under this Note due to the operation of this Section 20, any such non-payment shall not limit or affect the Subordinated Party or its affiliates’ obligations under any employment, non-competition, non-solicitation or similar agreement or covenant or any other contractual obligation with any Credit Party, it being agreed that such other agreements, covenants and contractual obligations are independent of any provision hereof or in this Note, and the existence of any claim or cause of action hereunder or thereunder shall not constitute a defense to the enforcement by any Credit Party of such other agreements, covenants or obligations. No notice or other action shall be required to be made by any holder of Senior Obligations to prevent or prohibit any payment in respect of the Subordinated Debt due to the operation of this Section 20.

(b) Payment Over. If the Noteholder shall receive any payment in violation of the terms of this Section 20, such payment shall not be commingled with other assets of Noteholder and Noteholder shall hold such payment for the benefit of the Senior Creditors and forthwith pay it over to the Senior Debt Agent in the same form as so received (with all necessary endorsements), for application in accordance with the Senior Debt Documents.

(c) Insolvency Proceedings; Acceleration of Senior Obligations.

(i)

In the event of any Insolvency Proceeding relative to the Issuer or its properties or any acceleration of any Senior Obligations, then all of the Senior Obligations shall first be Paid in Full before the Noteholder may receive and retain any payment (whether in cash, securities, property or otherwise) upon this Note, and in any such proceedings any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in respect of this Note shall be paid or delivered directly to the Senior Debt Agent to the extent of any unpaid Senior Obligations, unless and until all such Senior Obligations are Paid in Full, except that (A) the Noteholder may receive shares of stock and any debt securities that are subordinated to such Senior Obligations, and to any debt securities received by holders of Senior Obligations, to at least the same extent as this Note is subordinated to the Senior Obligations and (B) the foregoing shall not prohibit the continued capitalization of interest on this Note in accordance with Section 2.

(ii)

In the event that, notwithstanding the foregoing, upon any such Insolvency Proceeding, any payment or distribution of the assets of the Issuer of any kind or character, whether in cash, property or securities, shall be received by the Noteholder in respect of this Note before all Senior Obligations are Paid in Full, such payment or distribution shall be held in trust for the Senior Creditors and shall forthwith be paid over to the Senior Debt Agent to the extent any Senior Obligations have not been Paid in Full after giving effect to any concurrent payment or distribution to the Senior Debt Agent; provided that the foregoing shall not prohibit the continued capitalization of interest on this Note in accordance with Section 2.

(d) No Action. The Noteholder agrees that, until the earlier to occur of the Maturity Date or the date the Senior Obligations are Paid in Full, it will not take or demand or sue for (including by set-off or in any other manner) any payment of all or any part of this Note (other than a payment required to be made pursuant to Section 3(c)) and it will not file, join in or facilitate any petition or proceeding seeking the involuntary bankruptcy of the Issuer; provided that nothing in this Section 20 shall prevent the Noteholder from taking any Permitted Enforcement Actions. If Noteholder or any other holder of the Subordinated Debt shall attempt to enforce, collect or realize upon any of the Subordinated Debt, or exercise any other right or remedy, in violation of the terms hereof, Senior Creditors may, by virtue of the terms hereof, restrain any such enforcement, collection or realization, either in its own name or in the name of the Issuer. The Noteholder and any other holder of Subordinated Debt shall not seek to obtain, and the Noteholder and any such other holder shall not take, accept, obtain or have, any lien or security interest in any assets of, or equity interests in, the Issuer or any other Credit Party or any guaranty from, or other credit support by, any affiliate or Subsidiary of the Issuer. The failure to make a payment pursuant to this Note by reason of any provision in this Section 20 shall not be construed as preventing the occurrence of an Event of Default hereunder. Notwithstanding anything to the contrary herein, but in each case subject to this Section 20, the Noteholder shall retain the right to declare, all or any portion of the outstanding Principal Amount or accrued but unpaid interest thereon to be immediately due and payable in accordance with Section 6(b) (but, for the avoidance of doubt, the Noteholder (or any of its affiliates, successors, or assigns) shall not be permitted to (i) demand or sue for the payment of any such amount or (ii) take, cause to exist or otherwise permit any enforcement action for the payment of any such amount (including in respect of its affiliates, successors or assigns) other than a Permitted Enforcement Action, in each case prior to the earlier of the Maturity Date and the date the Senior Obligations are Paid in Full).

(e) Subrogation. After all Senior Obligations are Paid in Full and until this Note is paid in full, the Noteholder shall be subrogated to the rights of the holders of such Senior Obligations to receive distributions applicable to such Senior Obligations. A distribution made under this paragraph (e) to holders of such Senior Obligations which otherwise would have been made to the Noteholder is not, as between the Issuer, on the one hand, and the Noteholder, on the other hand, a payment by the Issuer on such Senior Obligations.

(f) Acknowledgment of Subordination and Payment Restrictions. The subordination provisions contained herein are for the benefit of the Senior Debt Agent, the Senior Creditors and their respective successors and assigns and, notwithstanding anything in Section 7(a), may not be rescinded or cancelled or modified in any way without the prior written consent of the Senior Debt Agent and may be directly enforced by the Senior Debt Agent, the Senior Creditors and their respective successors and assigns. No right of the holder of any Senior Obligations to enforce any provision in this Section 20 may be impaired by any act or failure to act by the Issuer or the Noteholder and each of their permitted assignees and transferees. The Senior Obligations shall have the benefit of these subordination provisions even if all or part of the Senior Obligations or the security interests securing any of the Senior Obligations are subordinated, set aside, avoided or disallowed in any Insolvency Proceeding relative to the Issuer or its properties, and if any of the Senior Obligations is rescinded or must otherwise be returned by any holder of the Senior Obligations. The provisions of this Section 20 shall be reinstated if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be restored or returned in connection with any Insolvency Proceeding relative to the Issuer or its properties. The Noteholder, by its acceptance of this Note, hereby expressly acknowledges and agrees to the subordination provisions and payment restrictions contained herein.

(g) Bankruptcy Code. This Section 20, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of any Insolvency Proceeding. The Noteholder, by its acceptance hereof, also acknowledges and agrees that the subordination provisions set forth in this Section 20 are, and are intended to be, an inducement and a consideration to each holder of the Senior Obligations (or any portion thereof) to acquire and continue to hold, or to continue to hold, the Senior Obligations and such holder of the Senior Obligations (or any portion thereof) shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or continuing to hold, such Senior Obligations. Until the Senior Obligations have been Paid in Full, the Noteholder agrees that it shall not, without the Senior Agent’s written consent, (i) support or propose any plan of reorganization or liquidation or file any pleading or other document in support of any plan that would impair the rights of any holder of the Senior Debt (or any portion thereof) or that would contravene or be inconsistent with these provisions set forth in Section 20, (ii) oppose any plan of reorganization or liquidation approved in writing by the Senior Agent, or (iii) support or vote its claim in favor of any plan of reorganization or liquidation opposed by the Senior Agent.

(h) Further Assurances. The Subordinated Party and each other holder of Subordinated Debt at any time, and from time to time promptly will execute and deliver such further documents and do such further acts and things as any holder of Senior Debt (or their agent, designee or nominee) reasonably may request in order to effect fully the purposes of this Section 20 (in each case at the sole cost and expense of the Issuer) or to further evidence the subordination of the Subordinated Debt to the Senior Obligations pursuant to the terms of this Section 20.

(i) Relative Rights. This Section 20 shall define the relative rights of Senior Parties and Subordinated Party. Nothing in this Section 20 shall (a) impair, as between Issuer, the other Credit Parties, the Senior Parties, and the Noteholder, the obligation of Issuer or any other Credit Party with respect to the payment and satisfaction of the Senior Obligations under the Senior Debt Documents and the Subordinated Debt in accordance with their respective terms; or (b) affect the relative rights of Senior Parties or Subordinated Party with respect to any other creditors of Issuer or any other Credit Party.

21. Expenses. The Issuer agrees to pay all reasonable and documented out-of-pocket expenses, in connection with any successful enforcement of the provisions of this Note and/or successful collection of any overdue amount due under this Note.

22. Entire Agreement. This Note and the Purchase Agreement are the only agreements that have been entered into between the parties hereto with respect to the subject matter of this Note and set forth the entire understanding between the parties hereto with respect thereto. This Note and the Purchase Agreement supersede all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Note.

23. Third Party Beneficiaries. Each of the Senior Parties shall be an express third-party beneficiary of Section 20 hereof (it being understood and agreed that no other Person shall be a third-party beneficiary hereof).

*  *  *  *  *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Promissory Note on the date first above written.

ISSUER:
ZEB BUYER, LLC
By:	/s/ Rich Zhang
Name: Rich Zhang
Title: Vice President and Secretary

[Signature Page to Promissory Note]

NOTEHOLDER:
ZIMVIE INC.
By:	/s/ Heather Kidwell
Name: Heather Kidwell
Title: Senior Vice President, Chief Legal, Compliance and Human Resources Officer and Corporate Secretary

[Signature Page to Promissory Note]